Exhibit 99.2

NEWS RELEASE

American’s Sims 15-26H Well Commences Production Testing
Drilling Underway at Fetter on the Hageman 16-34 Well and Solberg 32-2 well at
Goliath Commences Completion Operations
Denver, August 8, 2007 — American Oil & Gas Inc. (AMEX: AEZ) commenced production testing of the Sims 15-26H well on Thursday, August 2nd from the 1,165 foot horizontal lateral that was drilled into the Frontier formation, one of several prospective formations in the Company’s Fetter Field. During the most recent three day period ending Tuesday morning August 7th the well has produced, up the 4-1/2 inch casing, restricted volumes that have averaged approximately 8.5 million cubic feet of natural gas per day and approximately 260 barrels of high gravity oil per day with an average flowing casing pressure of 1,115 PSI. Natural gas has been primarily flowing into sales line, however, to assist reservoir clean-up, periodic flaring of the natural gas has occurred. Current plans include continuing to flow test the well up casing, then installing production tubing and resuming the test. Testing is expected to last up to 60 days and should include extended production flow and shut-in cycles that should provide reservoir data that is essential to help maximize and optimize the long-term production and reserve potential from the Frontier. This phase of the test program is designed to evaluate the natural unstimulated production potential of the Frontier after which artificial fracture stimulation procedures may be performed on the well followed by additional testing.
Drilling operations have commenced at the Hageman 16-34H, the second well of the current Fetter drilling program being funded by Red Technology Alliance LLC (“RTA”) and project managed by Halliburton Energy Services. The Nabors Rig 797 that was used to drill the Sims 15-26H well has been moved to the Hagemen location where re-entry operations are underway. The original Hageman wellbore was drilled in 2005 to a total measured depth of 11,332 feet. However, before reaching the target Frontier formation, drilling rig issues required American to suspend drilling operations and temporarily abandon the well. The well has 9-5/8 inch casing set to 8,583 feet. Current plans for the Hageman re-entry are to replicate the Sims 15-26H drilling program by again drilling horizontally in the Frontier formation.
The Sims 15-26H and Hageman 16-34H wells are the first two of a planned three to four well program at Fetter that is being funded by RTA and project managed by Halliburton Energy Services. American is being carried through the tanks in this phase of the drilling program for a 23.125% working interest in each of the three to four wells, and currently owns a 92.5% working interest in the approximate 51,000 net acre Fetter Field acreage position. Upon completion of the initial drilling program, RTA will earn a 25% working interest in the undrilled acreage. American will retain a 69.375% working interest in the undrilled acreage and privately held North Finn LLC will retain the remaining 5.625% working interest.

At American’s Goliath project, the Champion 1-25H well has recently been put on production from two of the three horizontal laterals that were drilled into the middle member of the Bakken formation. The well has produced at rates averaging approximately 70 BOE/day over the prior 30 producing days. Evertson Operating, the operator of the Champion 1-25H well, continues to make adjustments to the well in order to maximize the pump efficiency. American owns a 50% working interest in the Champion 1-25H well and controls approximately 87,000 gross acres in the Goliath project. American is in the early stages of evaluating the Bakken formation potential in this new emerging trend. Information gained from the drilling and completion of the Champion 1-25 well, as well as drilling activity to the east of American’s acreage position by other operators, will be used to further understand the productive potential of the Bakken formation in this area.
Also within American’s Goliath acreage position, American is participating with an 11.9% working interest in the drilling of the Solberg 32-2 well in Williams County, North Dakota. This well is an offset to a Red River discovery well that was recently drilled by another operator less than one mile away. The well has been drilled to a total depth of 14,400 feet and based on log analysis, completion operations are underway. American is currently in the process of permitting a 3D seismic program that is expected to commence during the summer of 2007 in order to further define the potential for Red River production within portions of its Goliath acreage.
American Oil & Gas Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas Inc. is available via the Company’s website at www.americanog.com.
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184